Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Iovance Biotherapeutics, Inc. on Form S-3 of our report dated February 25, 2021, with respect to our audit of the consolidated financial statements of Iovance Biotherapeutics, Inc. for the year ended December 31, 2020 appearing in the Annual Report on Form 10-K of Iovance Biotherapeutics, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

New York, NY

June 16, 2023